# J2 Global Responds to False Claims and Distortions in Short-Seller "Research Report"

Company Release – 6/30/2020 11:57 PM ET

LOS ANGELES – (BUSINESS WIRE) – J2 Global, Inc. (NASDAQ: JCOM) a leading Internet information and services company, today announced a response to the recent short-selling communications from Hindenburg Research.

"It's regrettable and reprehensible that an individual, motivated by personal gain, can distort facts and make meritless claims at the expense of thousands of our hard-working employees and our loyal shareholders," said Vivek Shah, CEO of J2 Global. "While 24 consecutive years of revenue growth, outstanding earnings and cash flow speak for themselves, we won't allow this so-called research to stand unchallenged."

Below is J2 Global's response to claims made in Hindenburg's report:

- Hindenburg claims that Jeroen van der Weijden received $20 million for the acquisition of his business, which is patently false. J2 paid approximately $900,000 for Mr. van der Weijden's consulting business in 2015 at which point he became a full time employee of J2 until his departure from J2 in 2018. Clearly, the transaction was immaterial to J2. Hindenburg also reports that the legal entity purchased from Mr. van der Weijden was dissolved shortly after his departure in 2018 as if to suggest dissolving excess legal entities is somehow nefarious. As anyone familiar with large corporations would know, it is common to dissolve legal entities after acquisition and integration of the assets — to do otherwise would be wasteful. It is also important to note that Mr. van der Weijden was not a related party at the time of the $900,000 acquisition (contrary to Hindenburg's assertion), as he was not an employee, director or significant shareholder. He was a consultant for J2 from 2004 until 2015. Moreover, Mr. van der Weijden was never an executive officer of J2 so the reporting of this immaterial transaction was never required.

- Despite Hindenburg's confusion about OCV, the purpose of our investment in it has been well documented over the past few years. OCV allows J2 an opportunity to generate solid returns while giving us a window into early-stage and minority investment opportunities that we do not pursue in our acquisition program. To date, OCV has made 12 investments in the technology and biotech spaces. OCV has eight individuals vetting investments including two PhDs on staff with expertise in pharmacology, pharmaceutical sciences, biochemistry and molecular biophysics. COVID-19 has negatively impacted two of the investments for which J2 booked a $9.2 million loss in Q1 2020, while the other 10 continue to show promise. J2 has a $200 million commitment to OCV (not $300 million as described in Hindenburg's report), about half of which has been funded.

- Hindenburg's characterizations of our Chairman's investing track record are grossly misleading and reckless. Richard Ressler is a Co-Founder and Principal of CIM Group and OFS Capital Management, with more than 30 years of active investing experience in public and private companies, real estate, infrastructure and lending. Since their respective formations in 1994 and 2003, Mr. Ressler has chaired the investment committees of both firms, leading over 5,000 investments across more than 30 separate portfolios and funds, representing approximately $70 billion of invested capital. Calling out 12 investments without any context or order of magnitude is itself intellectually dishonest. Nonetheless, the investments Hindenburg selected delivered, as a portfolio, a return of over four times invested capital. In addition, Mr. Ressler was the principal venture capital investor in J2 in 1997, took the Company public as its CEO, and has been instrumental in its formative acquisitions and its continued growth.

- Hindenburg baselessly accuses J2 of suspending its dividend as a result of J2's "lack of liquidity." J2 maintains over $600 million in cash and short-term investments on its balance sheet. Moreover, J2 has generated free cash flow in excess of $2.5 billion from January 1, 2007 through March 30, 2020. As we stated at the time, J2 suspended its dividend to redirect that cash to enhance the growth of our various businesses based on the significant number of investment opportunities within J2's portfolio of businesses and the historic returns from prior investments. Furthermore, this step was taken even though it reduced income for J2 insiders. At the time, unvested stock held by management and our board of directors either paid dividends or accumulated dividends, which were then paid on vesting.

- Hindenburg erroneously claims that the J2 Board of Directors lacks independence. Based on all applicable Nasdaq and SEC rules, J2's Board is independent and evaluates its independence annually. Certain of our Board members serve together as board members and advisors to other businesses which we believe is both customary and beneficial to J2. These other service opportunities build collegiality and cultivate relationships in varying industries and sectors, enhancing the value that the members bring to our Board. In addition, because members of our Board have deep experience in many different industries, it is no surprise that they are regularly asked for advice with respect to such experience. Since we have a $200 million commitment to OCV, we are encouraged that OCV would seek the advice of one of our Board members to help it make decisions with respect to the operation of businesses within OCV's portfolio. In no event do any of our Board members who serve or have served as advisors to OCV receive any compensation related to such service that would require disclosure under applicable SEC rules.

- Hindenburg shows a fundamental misunderstanding of U.S. GAAP. As a U.S. company, J2 assesses the fair value of goodwill at one level below the segment level which is the business-unit level. We compare the fair value of the entire business unit to its carrying amount. That valuation is a function of the adjusted EBITDA of the business as well as its revenues. As a result, when we eliminate unprofitable revenues from acquired companies, revenues will decline while adjusted EBITDA increases. We frequently refer to this as our "shrink to grow" strategy. Therefore, in these instances, the value of the business can be greater than its value at the time of its acquisition. In 2019, we engaged third-party valuation specialists to calculate the fair value of each reporting unit. It was determined that none of our business units had a fair value that was lower than the carrying value, so no impairments existed. This valuation was rigorously audited by our registered public auditor. As for assets such as OCV and WellTok, changes in valuation are taken as losses on investments, not impairment of goodwill.

- Hindenburg misrepresents J2 CEO Vivek Shah's compensation by failing to include a full explanation of his 2018 compensation and ignores Mr. Shah's 2019 compensation entirely and the detailed information presented on his long-term equity award included in the Company's 2019 and 2020 Proxy Statements. Specifically, in connection with his elevation to CEO, Mr. Shah was awarded an upfront, one-time long-term equity award vesting over eight years. The award consisted of 400,000 stock options, 400,000 performance-based restricted shares, and 200,000 time-based restricted shares to incentivize Mr. Shah during his tenure as CEO. SEC rules require that the full value of equity awards — even those that are one-time and not designed to be annual — be recognized in the year in which they are granted regardless of the period over which they are to be earned or vest. This resulted in over $43 million worth of equity compensation being recognized in 2018 as opposed to being spread over the 8-year window. By contrast, Mr. Shah's 2019 total compensation was approximately $2.2 million according to J2's 2020 Proxy Statement due to the fact that the Company issued no equity to Mr. Shah in 2019 and has not issued any in 2020. Hindenburg also fails to point out that the vast majority of Mr. Shah's 2018 equity award is only realized with significant growth in J2's stock price. The exercise price of the stock options granted to Mr. Shah in 2018 is equal to $75.03. The performance-based restricted share award vests in one-eighth increments based upon increasing stock price thresholds from $83.93 to $183.90.

- Hindenburg failed to adequately review or incorporate publicly available information about J2 to properly educate itself about our businesses. If it had, then it would clearly have understood that the reason why Cloud Customer ARPU declined is based on lower subscription prices related to our successful IPVanish subscription service. Moreover, Hindenburg fails to disclose that Cloud Customers have increased from 3.17 million in 2018 to 4.04 million in 2019. Furthermore, Hindenburg failed to disclose or understand that the pageview decline in Digital Media from 2018 to 2019, as has been discussed during a number of earnings calls, was primarily due to a reduction in traffic on J2's Snapchat pages that carried little monetization. If Hindenburg truly researched J2, it would also understand that a majority of J2's Digital Media revenues are in the form of subscriptions and performance marketing that are not directly linked to pageview volumes. Moreover, J2 reported that visits increased 18.7% in Q1 2020 versus Q1 2019. Finally, Hindenburg fails to use standard sources of traffic data, such as Google Analytics or comScore. It instead used a source whose measurement code J2 has elected not to install on most of its sites, seemingly undercounts mobile traffic and is, therefore, unreliable as it relates to J2.

Attacks from "short and distort" outfits like Hindenburg ordinarily would not be dignified with a response. However, the attempted impugning of J2's integrity and ethics required a clear and thorough refutation of Hindenburg's baseless allegations and disparaging misrepresentations. J2 is justifiably proud of its history of growth and innovation, and takes very seriously its moral and ethical responsibilities to its employees, customers, partners, shareholders and communities.